                                                                   EXHIBIT 11.1

                                 JETFAX, INC.
                         COMPUTATION OF LOSS PER SHARE
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                    NINE MONTHS     QUARTER
                                                       ENDED         ENDED
                                                   DEC. 31, 1996 MARCH 31, 1997
                                                   ------------- --------------
Weighted average shares outstanding:
  Common Stock....................................     982,025      1,001,673
  Common Stock equivalents issued pursuant to SAB
   83(1)..........................................   1,033,431      1,033,431
  Convertible Preferred Stock (2).................   6,293,978      6,293,978
  Common Stock issuable upon conversion of
   cumulative dividends on Series F Preferred
   Stock..........................................     144,623        144,623
                                                    ----------     ----------
  Common and common equivalent shares used in
   computing pro forma loss per share.............   8,454,057      8,473,705
                                                    ==========     ==========
Net loss applicable to common stockholders:
  Net loss........................................  $   (1,042)    $     (636)
  Less cumulative dividends on Series P Redeemable
   Preferred Stock................................         116             38
                                                    ----------     ----------
  Net loss applicable to common stockholders......  $   (1,158)    $     (674)
                                                    ==========     ==========
Pro forma net loss per common and equivalent
 share............................................  $    (0.14)    $    (0.08)
                                                    ==========     ==========

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(1) Pursuant to Securities and Exchange Commission's Staff Accounting Bulletin Number 83, all securities issued during the period from March 20, 1996 through the date of the initial filing of the Registration Statement (March 21, 1997) are included in the calculation of common stock equivalents as if outstanding for all periods prior to the initial public offering, even if anti-dilutive. The common stock equivalents of options and warrants are computed under the treasury stock method, using the estimated initial public offering price of $9.00 per share and applicable exercise prices.

(2) The convertible Preferred Stock converts to common stock upon the closing of the initial public offering contemplated by this Registration Statement. The pro forma net loss per share is computed as if the conversion had occurred at the beginning of the period.